Exhibit 99.1

FOR IMMEDIATE RELEASE

SGI PLAN OF REORGANIZATION RECEIVES U.S. BANKRUPTCY COURT APPROVAL

Company on Track to Emerge from Chapter 11 in October 2006

MOUNTAIN VIEW, Calif. (September 19, 2006)—SGI (OTC: SGID) today announced that its Plan of Reorganization has received judicial confirmation, setting the stage for the company’s emergence from Chapter 11 in October 2006.

At today’s hearing, Judge Burton Lifland ruled that all the necessary requirements have been met for SGI to implement its Plan of Reorganization. Every voting class of creditors voted overwhelmingly in favor of the plan.

“This is a great day for SGI. We have accomplished so much in just five months, reaching our confirmation on the fast track that we expected,” said Dennis P. McKenna, CEO and Chairman. “As we emerge, the recapitalization of the company will be complete. We have eliminated the legacy debt, improved our liquidity and stabilized the business. We have also taken out significant costs—$150 million on an annualized basis. We have re-engineered the company and have a strong leadership team that will be executing this plan. Also of significance to the growth of the company is that during this time, we retooled and aligned our product portfolio to the strategic direction of the company. I want to thank our customers, vendors and employees for supporting the company through this challenging period.”

Today SGI also announced it has received commitments for exit financing. The financing facility consists of an $85 million term loan from Morgan Stanley Senior Funding Inc. and a $30 million line of credit from General Electric Capital Corp. that will be used to pay off the existing DIP financing, make distributions pursuant to the plan, and provide working capital for the Company’s ongoing operations.

The Plan of Reorganization is available at www.sgi.com/reorg. The documents also will be available via the court’s website at www.nysb.uscourts.gov. Please note that a PACER password is required to access the documents via the court’s website. SGI’s bankruptcy case number is 06-10977 (BRL).

1200 Crittenden Lane Mountain View, CA 94043 Telephone 650.960.1980 sgi.com MEDIA CONTACT Lisa Pistacchio pistacchio@sgi.com 650.933.5683 SGI PR HOTLINE 650.933.7777 SGI PR FACSIMILE 650.933.0317

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SGI Plan Of Reorganization Receives U.S. Bankruptcy Court Approval/2

Forward-Looking Statements

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. Factors that might cause such a difference include, but are not limited to: the effects of our chapter 11 filing; our ability to maintain adequate liquidity; and our ability to obtain and maintain normal terms with customers, suppliers and service providers. These and other risks are or will be detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including the Form 8K filed on September 19, 2006 and SGI’s quarterly report on Form 10-Q for the quarter ended December 30, 2005. Silicon Graphics is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SGI | Innovation for Results™

SGI, also known as Silicon Graphics, Inc. (OTC: SGID), is a leader in high-performance computing. SGI helps customers solve their computing challenges, whether it’s sharing images to aid in brain surgery, designing and manufacturing safer and more efficient cars and airplanes, studying global climate, providing technologies for homeland security and defense, enabling the transition from analog to digital broadcasting, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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